Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On March 10, 2025, a trust of which John J. Fisher is a trustee gifted 524,779 shares.

On March 10, 2025, a trust of which John J. Fisher is a trustee gifted 1,000,000 shares.

On March 10, 2025, FCH TBML LLC, a Delaware limited liability company, of which John J. Fisher is sole manager and a member, effected a pro rata distribution of 27,000,000 shares for no consideration. John J. Fisher continues to have sole dispositive and voting power over these shares following the distribution.

On March 11, 2025, a trust of which John J. Fisher is a trustee received a gift of 875 shares.

On March 11, 2025, the spouse of John J. Fisher received a gift of 875 shares.

On March 11, 2025, a trust of which John J. Fisher is a trustee gifted 48,700 shares to a trust for which he is a co-trustee organized exclusively for charitable purposes.

On March 11, 2025, trusts of which John J. Fisher is a co-trustee gifted 21,875 shares.